Putnam Diversified Income Trust, September 30, 2011, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	192,306
Class B	6,504
Class C	60,504

72DD2 (000s omitted)

Class M	28,823
Class R	323
Class Y	87,566

73A1

Class A	0.598
Class B	0.536
Class C	0.538

73A2

Class M	0.575
Class R	0.575
Class Y	0.622

74U1	(000s omitted)

Class A	294,235
Class B	11,143
Class C	107,178

74U2	(000s omitted)

Class M	43,147
Class R	593
Class Y	111,451

74V1

Class A	7.35
Class B	7.29
Class C	7.25

74V2

Class M	7.25
Class R	7.28
Class Y	7.30

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.